UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

February 7, 2005

Date of Report (Date of earliest event reported)

SIRENZA MICRODEVICES, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	000-30615	77-0073042
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

303 S. TECHNOLOGY COURT, BROOMFIELD, CO 80021

(Address of principal executive offices, including zip code)

(303) 327-3030

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement

On February 7, 2005, Sirenza Microdevices, Inc. (the "Company") and Clay Simpson entered into an Executive Employment Agreement effective as of March 1, 2005, as well as two related letter agreements dated February 7, 2005 (collectively, the "Employment Agreements"). Pursuant to the Employment Agreements, Mr. Simpson will be employed as the Vice President and General Counsel of the Company, will receive an annualized salary of not less than $185,000, and will be eligible to participate in the Company's standard bonus plan as approved by the Company's Board of Directors ("Board") or its Compensation Committee.

The Employment Agreements further provide that, subject to Board approval, Mr. Simpson will be granted a stock option to purchase 75,000 shares of Common Stock of the Company, vesting over four years. The Employment Agreements also provide Mr. Simpson with certain relocation reimbursements and allowances, as well as certain severance benefits in the event that his employment is terminated by the Company without cause or by Mr. Simpson as a result of a change in duties, compensation or benefits.

Prior to joining the Company, Mr. Simpson served as outside counsel to the Company at a private law firm that represents the Company. The summary above is qualified by reference to the Employment Agreements, which are attached as an exhibit hereto.

Item 9.01    Financial Statements and Exhibits

(c)  Exhibits.    The following exhibit is being filed herewith.

Exhibit Number	Description
10.1

Executive Employment Agreement effective as of March 1, 2005 and related letter agreements dated February 7, 2005, each by and between Sirenza Microdevices, Inc. and Clay Simpson. (Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits to such agreements have been omitted. Sirenza Microdevices, Inc. agrees to furnish such exhibits supplementally upon the request of the Commission.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIRENZA MICRODEVICES, INC.

By: /s/ Robert Van Buskirk

Robert Van Buskirk

Chief Executive Officer

Date:  February 10, 2005

SIRENZA MICRODEVICES, INC.

EXHIBIT INDEX TO FORM 8-K

Exhibit Number	Description
10.1

Executive Employment Agreement effective as of March 1, 2005 and related letter agreements dated February 7, 2005, each by and between Sirenza Microdevices, Inc. and Clay Simpson. (Pursuant to Item 601(b)(2) of Regulation S-K, the exhibits to such agreements have been omitted. Sirenza Microdevices, Inc. agrees to furnish such exhibits supplementally upon the request of the Commission.)